CYOP SYSTEMS INTERNATIONAL INC.

Internal Controls and Process’s

Overview

          The Company’s management is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Exchange Act Rule 13a-15(f). Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate. Under the supervision and with the participation of management, including the chief executive officer and chief financial officer, an evaluation was conducted of the effectiveness of internal control over financial reporting based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Management concluded that the Company maintained effective internal control over financial reporting as of December 31, 2004.

Roles and Responsibilities

Management. Designs and implements the system of internal control over financial reporting; evaluates the effectiveness of the company’s internal control over financial reporting and provides a public report on that assessment; prepares the financial statements. (See Exhibit 4 for managements qualifications)

Audit Committee. Has responsibility for oversight of the company’s financial reporting process.

Independent Auditor. Performs an audit of internal control over financial reporting and issues a report on management’s assessment of internal control over financial reporting and on the effectiveness of internal control over financial reporting; also performs an audit of the company’s financial statements.

Business of Company

          CYOP Systems develops and distributes financial transaction platforms. The branded platform is CrediPlay. The Company licenses the software to gaming communities and portals to offer additional revenue sources through pay-for-play tournaments of skill and markets the company’s proprietary site www.skillarcade.com. A player’s fee is charged every time a tournament or game is played. This fee is disbursed to the game developer or publisher who owns the game being played, the server operator (portal) who runs the tournament and CYOP, the transaction processor.

          Collecting and processing fees through financial institutions and disbursing funds through a revenue sharing model to vertical channel partners in this manner creates market opportunity through revenue sharing and reducing upfront investment costs in a vertically integrated marketing channel.

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1.

CYOP also owns and operate a proprietary gaming community, www.skillarcade.com, which was launched in the beginning of September 2002. SkillArcade.com is an online games destination where people play popular skill- based games against other players and compete in tournaments to win real money prizes. CYOP provides games from such publishers as ATARI.

Network Maintenance Fees – The Source of Revenue

          Gamers wishing to compete in tournaments of skill for money are charged a network maintenance fee (“NMF”) each time they access a "pay-for-play" tournament. Using CrediPlay, the network maintenance fee is split between the Company, game developers and game server operators. Tournaments may only last ten minutes. Thousands of members playing hundreds of tournaments can generate significant revenues through the Network Maintenance Fee.

          Network Maintenance Fees are negotiated and preset among the members of the supply chain. Game developers, publishers, server operators and the Company agree on fees and percentages of fees in advance and separate from the Tournament Entrance Fee. The Network Maintenance Fee does not change in proportion to the tournament prize money.

          This business model is predicated on licensing the software to online communities, wireless networks and portals with high traffic bases. Games are either built in-house or licensed from developers and publishers. A player’s fee is charged every time a tournament is played. This fee is disbursed to the game developer or publisher who owns the game being played, the server operator (portal) who runs the tournament and CYOP, the transaction processor. The Company also licenses gaming software on an annual fee basis, and only pays a percentage to these types of game developers at pre-determined thresholds of revenue generated. (See Exhibit 3 for a technical description of back-end financial processor).

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Control Environment

Integrity, ethical values and behaviour of key executives

1.	Does the board of directors show concern for integrity and ethical values, is there a code of conduct and/or ethics policy and has it been adequately communicated.

Yes, see exhibit 1 and exhibit 3. Key executives experienced professionals and code of conduct also filed on edgar.

2.	Is management’s commitment to integrity and ethical behaviour communicated effectively throughout the company, both in words and deeds. Does management lead by example.

The company is very small with no employees and contractors hired as needed. The company is largely operated by management other that technical IT people. Communication is efficient and electronic, largely using IM or MSN messenger.

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3.	Does Management give appropriate attention to internal control, including effects of information systems processing.

All Management have access to the back end processing, access is controlled by the VP IT, Steve White and does not allow for modification of records only monitoring of activity. The servers are centrally controlled for the back end processing and there is no other use operationally for them other than processing financial transactions.

4.

Are management incentives balanced (i.e. the portion of management compensation derived from bonuses, stock options, or other incentives does not promote an excessive level of interest in maintaining or increasing the entity’s stock price or earnings trend.

CYOP Systems International Inc. cleared the NASD In September 2002 and was assigned a trading symbol. From that date to Februray 22, 2005 there has been no stock awards or option plan filed. As at February 22, 2005 a Company option plan was filed on Form S-8.

5.	Does Management set realistic (i.e., not unduly aggressive) financial targets and expectations for operating personnel.

To date there has been no financial targets set for operating personnel as there really is only the management team and the focus has been on achieving a break even point.

Management’s commitment to competence

1.	Do personnel appear to have the competence and training necessary for their assigned level of responsibility or the nature and complexity of the entity’s business.

Yes, see exhibit 3 for management competence. Both IT specialists as Vice Presidents have significant experience specifically related to transaction platforms in a gaming environment.

2.	Does management possess broad functional experience (i.e., management comes from several functional areas rather than just a few, such as production and sales)

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Risk Assessment
1.	Security of Software
	a.	Internal passwords
	b.	Encryption of software
	c.	Backup process
2.	Customer Payouts
	a.	Ie: what checks and balances are in place

3.	Check disbursement / payout checks and balances

Information and Communication
1.	Contractors
	a.	NDA's
	b.	Non compete clauses in contracts

2.	Security of correspondence with
	a.	Contractors
	b.	Customers
	c.	Employees
3.	Investor relations
	a.	PR approval
	b.	Outside communication / correspondence
	c.	Ie: who has control over the message and limits to
disclosure?
	d.	Email footers
	e.	Saving of emails for 3 years

Control Activities
1.	Equipment & property inventory and audit
2.	Customer data access
	a.	Who has?
	b.	Limits and controls
3.	Database security
4.	Legal notices on sites?

Monitoring

1.	Financial records
	a.	backup and process

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Exhibit 1

CODE OF BUSINESS CONDUCT AND ETHICS
for
CYOP SYSTEMS INTERNATIONAL INCORPORATED

Introduction

          CYOP SYSTEMS INTERNATIONAL INCORPORATED (the “Company”) is committed to the highest standards of legal and ethical conduct. This Code of Business Conduct and Ethics (the “Code”) sets forth the Company’s policies with respect to the way we conduct ourselves individually and operate our business. The provisions of this Code are designed to deter wrongdoing and to promote honest and ethical conduct among our employees, officers and directors.

          In the course of performing our various roles in the Company, each of us will encounter ethical questions in different forms and under a variety of circumstances. Moments of ethical uncertainty may arise in our dealings with fellow employees of the Company, with customers, or with other parties such as government entities or members of our community. In achieving the high ground of ethical behavior, compliance with governmental laws is not enough. Our employees should never be content with simply obeying the letter of the law, but must also strive to comport themselves in an honest and ethical manner. This Code provides clear rules to assist our employees, directors and officers in taking the proper actions when faced with an ethical dilemma.

          The reputation of the Company is our greatest asset and its value relies on the character of its employees. In order to protect this asset, the Company will not tolerate unethical behavior by employees, officers or directors. Those who violate the standards in this Code will be subject to disciplinary action. If you are concerned about taking an action that may violate the Code or are aware of a violation by another employee, an officer or a director, follow the guidelines set forth in Sections 10 and 11 of this Code.

          This Code applies equally to all employees, officers and directors of the Company. All references to employees contained in this Code should be understood as referring to officers and directors as well.

1. Compliance with Laws, Rules and Regulations

          Company policy requires that the Company, as well as all employees, officers and directors of the Company, comply fully with both the spirit and the letter of all laws, rules and regulations. Whenever an applicable law, rule or regulation is unclear or seems to conflict with either another law or any provision of this Code, all employees, officers and directors are urged to seek clarification from their supervisor, the appropriate compliance official or the Chief Executive Officer. See Section 11 for contact information. Beyond

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mere compliance with the law, we should always conduct our business with the highest standards of honesty and integrity – wherever we operate.

2. Conflicts of Interest

          Every employee has a primary business responsibility to the Company and must avoid conflicts of interest. A conflict of interest arises when an employee takes actions or enters into relationships that oppose the interests of the Company, harm the Company’s reputation or interfere with the employee’s performance or independent judgment when carrying out any actions on behalf of the Company. The Company strictly prohibits its employees from taking any action or entering into any relationship, personal or professional, that creates, or even appears to create, a conflict of interest.

          A conflict situation can arise when a director, officer or employee takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interests may also arise when a director, officer or employee, or a member of his or her family, receives an improper personal benefit as a result of his or her position with the Company. It may be a conflict of interest for a director, officer or employee to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any direct or indirect business connection with our customers, suppliers or competitors, except on our behalf. Employees must be sensitive to potential conflicts of interest that may arise and use their best efforts to avoid the conflict.

          In particular, except as provided below, no director, officer or employee shall:

be a consultant to, or a director, officer or employee of, or otherwise operate an outside business that:

markets products or services in competition with our current or potential products and services;

supplies products or services to the Company; or

purchases products or services from the Company;

accept any personal loan or guarantee of obligations from the Company, except to the extent such arrangements have been approved by the Chief Executive Officer and are legally permissible; or

conduct business on behalf of the Company with immediate family members, which include your spouse, children, parents, siblings and persons sharing your same home whether or not legal relatives.

          Directors, officers and employees must notify the Chief Executive Officer of the existence of any actual or potential conflict of interest. With respect to officers or directors, the Board may make a determination that a particular transaction or relationship will not result in a conflict of interest covered by this policy. With respect to

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all other employees or agents, the Chief Executive Officer, acting alone, or the Board may make such a determination. Any waivers of this policy as to an officer or director may only be approved by the Board of Directors.

          Any employee, officer or director who is aware of a transaction or relationship that could reasonably be expected to give rise to a conflict of interest in violation of this section must inform the appropriate personnel in accordance with the procedures set forth in Section 12 of this Code. If an employee has any questions regarding the Company’s policy on conflicts of interest or needs assistance in avoiding a potential conflict of interest, he or she is urged to seek the advice of a supervisor or the Chief Executive Officer.

3. Corporate Opportunities

          Employees, officers and directors are prohibited from taking for themselves personally opportunities that are discovered through the use of Company property, Company information or their position in the Company. Furthermore, employees may not use Company property, information or influence or their position in the Company for improper personal gain. Finally, employees have a duty to advance the Company’s legitimate interests when the opportunity to do so arises. Consequently, employees are not permitted to compete with the Company.

4. Confidentiality

          Employees must maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized by the Company or required by applicable laws or regulations. Confidential information includes proprietary information of the Company, as well as all non-public information that might be of use to competitors, or harmful to the Company or its customers, if disclosed. This confidentiality requirements is in additional to any other obligations imposed by the Company to keep information confidential.

5. Insider Trading

          Employees, officers and directors will frequently become aware of confidential non-public information concerning the Company and the parties with which the Company does business. As set forth in more detail in the Company’s Insider Trading Policy, the Company prohibits employees from using such confidential information for personal financial gain, such as for purposes of stock trading, or for any other purpose other than the conduct of our business. Employees must maintain the confidentiality of such information and may not make disclosures to third parties, including members of the employee’s family. All non-public information about the Company should be treated as confidential information. To use non-public information for personal financial benefit or to “tip” others who may make stock trades on the basis of this information is not only unethical but also illegal. This policy also applies to trading in the securities of any other company, including our customers or suppliers, if employees have material, non-public information about that company which the employee obtained in the course of their

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employment by the Company. In addition to possible legal sanctions, any employee, officer or director found to be in violation of the Company’s insider trading policy will face decisive disciplinary action. Employees are encouraged to contact the Company’s Chief Executive Officer with any questions concerning this policy.

6. Protection and Proper Use of Company Assets

          All Company assets should be used for legitimate business purposes and all employees, officers and directors must make all reasonable efforts to protect the Company’s assets and ensure their efficient use. Theft, carelessness, and waste have a direct impact on the Company’s profitability and must therefore be avoided. The suspected occurrence of fraud or theft should be immediately reported to the appropriate person in accordance with the procedures set forth in Section 11 of this Code.

          An employee’s obligation to protect the Company’s assets extends to the Company’s proprietary information. Proprietary information includes intellectual property such as patents, trademarks, copyrights and trade secrets. An employee who uses or distributes such proprietary information without the Company’s authorization will be subject to disciplinary measures as well as potential legal sanctions.

7. Fair Dealing

          Although the success of our Company depends on our ability to outperform our competitors, the Company is committed to achieving success by fair and ethical means. We seek to maintain a reputation for fair dealing among our competitors and the public alike. In light of this aim, the Company prohibits employees from engaging in any unethical or illegal business practices. An exhaustive list of unethical practices cannot be provided. Instead, the Company relies on the judgment of each individual employee to avoid such practices. Furthermore, each employee should endeavor to deal fairly with the Company’s customers, suppliers, competitors and employees. No employee should take unfair advantage of anyone through manipulation, concealment, abuse of privileged information, misrepresentation of material facts, or any other unfair business practice.

8. Disclosures

          It is Company policy to make full, fair, accurate, timely and understandable disclosure in compliance with all applicable laws, rules and regulations in all reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in all other public communications made by the Company. Employees shall endeavor in good faith to assist the Company in such efforts.

9. Waivers

          The Company expects all employees, officers and directors to comply with the provisions of this Code. Any waiver of this Code for executive officers, directors or employees may be made only by the Board of Directors or a Board committee and will be promptly disclosed to the public as required by law and stock exchange regulations.

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10. Compliance Guidelines and Resources

          In some situations, our employees may not be certain how to proceed in compliance with this Code. This uncertainty may concern the ethical nature of the employee’s own acts or the employee’s duty to report the unethical acts of another. When faced with this uncertainty, the employee should carefully analyze the situation and make use of Company resources when determining the proper course of action. The Company also encourages employees to talk to their supervisors, or other personnel identified below, when in doubt about the best course of action.

          1. Gather all the facts. Do not take any action that may violate the Code until you have gathered all the facts that are required to make a well-informed decision and, if necessary, you have consulted with your supervisor, or the Chief Executive Officer.

          2. Is the action illegal or contrary to policy? If the action is illegal or contrary to the provision of this Code, you should not carry out the act. If you believe that the Code has been violated by an employee, an officer or a director, you must promptly report the violation in accordance with the procedures set forth in Section 11.

          3. Discuss the problem with your supervisor. It is your supervisor’s duty to assist employees in complying with this Code. Feel free to discuss a situation that raises ethical issues with your supervisor if you have any questions. You will suffer no retaliation for seeking such guidance.

          4. Additional resources. The Chief Executive Officer is available to speak with you about problematic situations if you do not feel comfortable approaching your direct supervisor. If you prefer, you may request assistance in writing by sending a request to the Chief Executive Officer.

11. Reporting Procedures

          All employees have a duty to report any violations of this Code, as well as violations of any laws, rules, or regulations. The Company does not permit retaliation of any kind against employees for good faith reports of ethical violations.

          If you believe that the Code has been violated by an employee you must promptly report the violation to your direct supervisor or the Chief Executive Officer. If a report is made to a supervisor, the supervisor must in turn report the violation to the Chief Executive Officer. All violations by an officer or director of the Company must be reported directly to the entire Board of Directors.

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          Contact Information

          Reports may be made in person, by telephone or in writing by sending a description of the violation and the names of the parties involved to the appropriate personnel mentioned in the preceding paragraph. The contact information is as follows:

Mitch White
Chairman and CEO
1022 6th Street – Unit A
Hermosa Beach, CA 90254

12. Disciplinary Action

          Employees, officers and directors of the Company will be held accountable for adherence to this Code. The penalty for a particular violation of this Code will be decided on a case-by-case basis and will depend on the nature and severity of the violation as well as the employee’s history of non-compliance and cooperation in the disciplinary process. Significant penalties will be imposed for violations resulting from intentional or reckless behavior. Penalties may also be imposed when an employee fails to report a violation due to the employee’s indifference, deliberate ignorance or reckless conduct. All violations of this Code will be treated seriously and will result in the prompt imposition of penalties which may include (1) an oral or written warning, (2) a reprimand, (3) suspension, (4) termination and/or (5) restitution.

13. No Rights Created

          This Code is a statement of certain fundamental principles, policies and procedures that govern the Company’s officers, directors and employees in the conduct of the Company’s business. It is not intended to and does not create any rights in any employee, supplier, competitor, shareholder or any other person or entity.

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Exhibit 2

POLICY STATEMENT ON THE
PREVENTION OF INSIDER TRADING, SELECTIVE DISCLOSURE AND
RELATED MATTERS FOR CYOP SYSTEMS INTERNATIONAL
INCORPORATED

This Policy Statement Is Applicable To All Directors, Officers, Employees And
Consultants Of The Company And Its Subsidiaries.

          In the course of their employment with or other relationship(s) to the Company and/or its subsidiaries (collectively, the “Company”), the Company’s directors, officers, other employees and consultants may come into possession of confidential and highly sensitive information that is not publicly known concerning the Company, as well as its customers, or other corporations with which the Company has contractual and/or other significant relationships. Much of this information, if and when disclosed, has the potential to significantly affect the market price and trading volume of securities of the Company or such other corporations.

          Federal securities laws impose onerous civil and criminal penalties on persons who, in connection with a purchase or sale of securities, improperly use or disclose material non-public information about the issuer. This conduct is often referred to as “insider trading”. The purpose of this Policy Statement is both to inform you of your legal responsibilities in this area and to warn you that the misuse by you of sensitive information is contrary to the Company’s express policy and will be dealt with severely by us.

          Insider trading is a crime under Federal law, punishable by criminal fines of up to $5 million and twenty (20) years in jail for individuals. In addition, the Securities and Exchange Commission (the “SEC”) may seek the imposition of a civil penalty of up to three (3) times the profits made or losses avoided from such trading.1 Insider traders may also be compelled to disgorge any profits made, and are often subjected to an injunction against future violations. Finally, under some circumstances, insider traders may additionally be subject to civil liability in private lawsuits.

          Employers and other controlling persons (including supervisory personnel) are also at risk under Federal securities laws for the unlawful actions of others. Controlling persons face civil penalties of the greater of up to $1,000,000 or three (3) times the profits made or losses avoided by the trader and a criminal penalty of up to $5 Million (for

1 See Sections 21A and 32(a) of the Securities Exchange Act of 1934; see also, The Insider Trading and Securities Fraud Enforcement Act of 1988, 100 P.L. 704, and Section 1106 of the Sarbanes-Oxley Act of 2002.

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individuals) and $25 Million (for corporate entities) if they are found to have recklessly failed to take appropriate steps to prevent insider trading.2

          You should also be aware that the stock markets and other regulatory body surveillance techniques are becoming more sophisticated. As a result, the chance that Federal and/or regulatory authorities will detect and prosecute even small-level trading is significant.

          Moreover, if an officer or employee violates this Policy Statement, Company-imposed sanctions, including dismissal for cause, may result. Obviously, any of the above-described consequences, even an SEC investigation that does not result in a prosecution, can tarnish a person’s reputation and irreparably damage his/her career.

Insider Trading Laws

          The Federal securities laws, as interpreted, prohibit the purchase or sale of a security at a time when the person trading in that security possesses or uses material non-public information concerning the issuer of the security which has been obtained or used in breach of a duty to maintain the information in confidence or where such information has been misappropriated. Because of your position(s) with (or relationships to) the Company, you have a duty to maintain such information in confidence. Communication of material non-public information to a third party, under circumstances where improper trading can be anticipated, is similarly prohibited -- even if the person communicating the information does not himself trade or financially benefit.

          Material non-public information. Information is deemed to be material if there is a substantial likelihood that a reasonable investor would consider such information important in deciding whether to buy, sell or hold an issuer’s securities. What is material and non-public depends in large part on what other information is known by and/or available to the public at a given time. In determining whether undisclosed information is material and non-public, the analysis is whether there is a substantial likelihood that the disclosure of the undisclosed information would be viewed by a reasonable investor as having significantly altered the “total mix” of information then available to the public.

          Common examples of information that are frequently regarded as material are: significant new products or discoveries, projections or “guidance” by a corporation’s officers of future earnings or losses; news of a pending or proposed merger or acquisition, or a tender or exchange offer; news of a significant sale of assets or the disposition of a subsidiary; entering into a significant agreement or transaction; changes in dividend policies or the declaration of a stock split or special dividend; the offering of additional securities; changes in management; significant new products or services; the gain or loss of a substantial customer or supplier; the commencement of litigation or a governmental investigation; unreleased earnings; and impending bankruptcy or financial problems. Both positive and negative information can be material. Earnings guidance includes indications that earnings are “up,” “down” or “flat,” along with such statements

2 Id.

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as “I would not be troubled by that,” “that sounds about right,” and “that’s in the ballpark” or statements of similar import.

          The above list provides only some examples of the many types of information which may be deemed material. It does not purport to be, and is not, an exhaustive list. Accordingly, directors, officers, employees and consultants of the Company should, in light of the severe legal penalties to which they are subject and the express policy of the Company on this matter, take a cautious approach to trading the Company’s securities when in possession of significant information. If they are in possession of information which is non-public and which may be viewed as material, they should refrain from trading in any of the Company’s securities until such information has been publicly disseminated and/or they have discussed any such proposed trading with the Company’s Chief Executive Officer prior to taking any action.

          Public information. Information is considered to be available to the public only when it has been released to the public through appropriate channels and sufficient time has elapsed to permit the investment market to absorb and evaluate the information. To avoid the appearance of impropriety, as a general rule, information should not be considered regarded as absorbed and evaluated until after at least two full business days have elapsed since the information has been publicly released.

          It is important for you to remember that if any securities transactions in which you may engage become the subject of scrutiny, they will be viewed with the benefit of hindsight. Consequently, before trading in any securities of the Company, you should carefully consider how the SEC and others might view your transaction in hindsight.

Insider Trading-Statement of Company Policy

          Because insider trading liability represents a threat to both you and the Company, it expressly violates Company policy to engage in any activity that could be considered unlawful trading or “tipping” under securities laws, whether in the Company’s securities or the securities of another corporation with information obtained in connection with your employment with or relationship to the Company. The Company has adopted this Policy Statement in order to avoid even the appearance of improper conduct on the part of anyone employed by or associated with it (not just so-called “insiders”). The Company, and its directors, officers and employees, have worked extremely hard to establish a reputation for honesty and integrity. The adoption and implementation of this Policy Statement is designed to maintain such reputation. Persons violating this Policy Statement will be subject to immediate dismissal from the Company for cause.

          In view of the foregoing, it is the express policy of the Company that its directors, officers, employees and consultants must not purchase or sell securities of the Company (other than pursuant to a pre-approved trading plan that complies with SEC Rule 10b5-1) or securities of any other publicly-traded company if the director, officer, employee or consultant has, or believes he, she or it may have, material non-public information relating to that company or any of its securities. A director, officer, employee and consultant also must not permit any member of his or her immediate family, any affiliate

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or anyone acting on his, her or its behalf, or anyone to whom he, she or it has disclosed material non-public information, to purchase or sell any of such securities. Even after information has been publicly disclosed through appropriate channels, directors, officers, employees and consultants should nonetheless allow a reasonable time to elapse (at least two full business days) before trading in such company’s securities, in order to permit the public dissemination of such information. Any inquiries in this regard, including, without limitation, inquiries as to whether a company or other entity is a significant customer of the Company, should be directed to the Company’s Chief Executive Officer.

          As a result, it does not matter that an insider may have decided to engage in a transaction prior to his/her obtaining material non-public information or that by delaying the transaction he/she might incur significant economic loss. It is also irrelevant that previously disseminated public information concerning the Company might, independent of the material non-public information, provide the basis for engaging in the transaction. You (and your family members) simply may not purchase or sell any Company securities while in possession of material non-public information about the Company. The only exception to this rule is that a director, officer or other employee may exercise stock options granted to him or her pursuant to stock option plans created by the Company; this exception does not, however, cover a subsequent sale of stock acquired upon the exercise of options.

          It is also the express policy of the Company that any investing that you do in securities of the Company or of any company or other entity that has a significant relationship with the Company be on a “buy and hold” basis. Active trading, or short-term speculation, is improper and not permitted. It is also specifically against the policy of the Company for any director, officer or employee to (A) buy or sell any put or call option on or other right in respect of Company securities other than pursuant to the exercise of Company-issued employee stock options, if any; (B) to engage in any short sale of securities of the Company; or (C) to establish or use a margin account with any broker-dealer for the purpose of buying or selling securities of the Company.

          In order to avoid even the appearance of impropriety, there are certain periods during which officers, directors and significant employees of the Company are not permitted to trade in (buy and/or sell) the Company’s securities:

          (a) the 15-day period prior to and two full business days following either the public release and dissemination of the Company’s quarterly or year-end earnings and financial results or, if such earnings and financial results have not been otherwise previously publicly released or disseminated, the filing of quarterly (Form 10-QSB) or annual (Form 10-KSB) reports with the SEC;

          (b) from the time the Company begins to consider (which generally will be when its Board of Directors contacts an underwriter or investment banker), and during the period that the Company is engaged in, a distribution of any of its securities and until such distribution has been completed; and

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          (c) during the period that any potentially material event (including, without limitation, acquisitions or dispositions of assets, mergers, unusual Company earnings) has occurred or is likely to occur and such information has not been adequately released and disseminated to the public (pursuant to a Form 8-K or otherwise) and two full business days subsequent to the public announcement of such material event.

Tender Offer Rules--Trading Restrictions

          In the event that a tender or exchange offer is commenced for the Company’s securities, Rule 14e-3 of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits any person (whether or not he has a fiduciary duty to the Company) in possession of material non-public information from trading in the Company’s securities subject to such offer (and any options, warrants and other rights to purchase such securities). In addition to officers, directors and employees, the prohibition expressly extends to any person who has received, directly or indirectly, such information from one of the above. In the event that a tender or exchange offer commences in respect of any Company securities, directors, officers, consultants and employees and their families should not engage in any transactions involving the Company’s securities without first consulting with the Company’s Chief Executive Officer.

“Short Swing Profits”

          The Company’s directors, executive officers and holders of more than 10% of the outstanding shares of any class of its securities registered under Section 12 of the Exchange Act (the “Restricted Persons”) are subject to Section 16(b) of that Act and the rules promulgated thereunder. Section 16(b) provides for disgorgements of profits by these persons in connection with sales and purchases of the Company’s equity securities within a six-month period. The rules under Section 16(b) are very complicated and often are broadly construed. If you have any questions regarding its application, you should promptly discuss them with the Company’s Chief Executive Officer and/or your legal counsel.

          Under Section 16(a) of the Exchange Act, most changes in a Restricted Person’s beneficial ownership of equity securities of the Company must be filed electronically with the SEC on Form 4 before the end of the second business day following the day on which a transaction resulting in a change of beneficial ownership is executed. In addition to purchases and sales, the two-day requirement applies to many transactions that formerly were reportable after the end of the Company’s fiscal year on Form 5, including stock and option grants, restricted stock grants, and most other equity compensation transactions. A very limited number of transactions still will be reportable on Form 5 at the end of the year, including gifts, inheritances and certain purchases (which, when combined with other purchases in the preceding six months, amount to less than $10,000).

          Any late or delinquent Form 4 filings by officers, directors and beneficial owners of more than ten (10%) percent of the Company’s common stock are required to be reported in the Company’s proxy statement in a separate captioned section, naming

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names. The SEC has been granted broad authority by the Sarbanes-Oxley Act of 2002 to seek “any equitable relief that may be appropriate or necessary for the benefit of investors” for violations of any of these (or any other) provisions of the securities laws. Consequently, it is important to both you and the Company that such filings are made on a timely basis. Again, if you have any questions concerning the application of Section 16(a), please promptly contact the Company’s Chief Executive Officer or legal counsel.

Selective Disclosure - Statement of Company Policy.

          The Company’s directors, officers, investor relations personnel, and other people with similar functions, are prohibited from selectively disclosing material non-public information to certain individuals, such as securities market professionals and holders of the issuer’s securities, potential investors or anyone else that is not subject to a confidentiality agreement or other duty against disclosing such information.

          Methods For Public Disclosure. If material non-public information needs to be disseminated, such information will be disseminated by the Company (when and as determined by it) through a press release that is reasonably designed to provide broad, non-exclusionary distribution of the information to the public. In other instances the Company may, in addition, disseminate such information through a filing with the SEC on Form 8-K. The Company will publicly disseminate material non-public information before making or, under certain circumstances, simultaneously with making that information available to members of the investment community, such as analysts and institutional investors or holders of the Company’s securities. If the Company makes disclosure through a Form 8-K, the Company will not make disclosure of the information to a select audience until after it confirms that the Form 8-K received a “filing date” on the SEC’s EDGAR filing system that is no later than the date of the disclosure to the select audience.

          Inadvertent Disclosures. Should a Company official, employee, consultant or director make an inadvertent disclosure of material, non-public information on a selective basis (e.g., during an analyst meeting or phone call with an analyst or investor that was not previously broadly disseminated), such person should immediately report that fact to appropriate officers of the Company so that the Company can seek to rectify the situation, as soon as reasonably practicable after it learns of such fact, by broadly disseminating that information.

          Common Situations - Analyst Meetings and Conference Calls - Company Policies.

          1. Meetings And Communications. The Company’s officers, employees, consultants and directors should generally avoid meeting with analysts and portfolio managers on an individual or small group basis. Any response to analyst and investor calls must contain information that has been or will be simultaneously publicly disclosed, and under no circumstances shall any Company officer, employee, consultant or director disclose material, non-public information on a selective basis. Such persons should err on

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the side of caution in responding to analyst and investor inquiries in order to reduce the risk of disclosing material, non-public information on a selective basis to a third party.

          2. Notice. In the event of a Company conference call with analysts and investors, the Company will reasonably prior to such call inform the public of the date and time of the conference call and how to participate in the call.

          3. Broad Dissemination Of Information In Conference Calls. Statements made over the course of a conference call will be deemed broadly disseminated if the public is given (1) adequate notice of the call, including the topics to be discussed; and (2) means for accessing it.

          4. Cautionary Statements Under The Private Securities Litigation Reform Act Of 1995. At the beginning of the conference call, a Company spokesperson introducing the call or the person actually conducting the call will make a statement that forward-looking information may be discussed during the course of the call and, if so, it will be identified as such with words such as “we expect,” “we believe,” “we predict,” etc., and refer the audience to appropriate cautionary language or reference to cautionary statements contained in readily available (publicly released) documents.

          5. Item 12 of Form 8-K. If the Company makes an earnings announcement or other disclosure of material non-public information regarding a completed fiscal year or quarter, the Company must include the text of that announcement as an exhibit to a Form 8-K, which must be furnished to the SEC.

          Disclosure-Designated Spokesperson. The rules governing the obligations of the Company to disclose (how, when and otherwise) certain events or developments relating to its operations and/or condition (financial or otherwise) are extremely complex. Moreover, the potential liability of the Company for erroneous, improper, selective and/or premature public disclosure can be severe. Accordingly, if you are contacted by any third party, particularly including members of the media, government officials or employees, securities analysts or any other investor or potential investor, it is the express policy of the Company that you make no disclosure or comment to such persons, other than to refer such person(s) to the Company’s spokesperson(s) (as designated by the Board of Directors, from time to time), whom you shall identify as the proper spokesperson(s) for the Company in respect of such matters. Do not deny or confirm (or respond: “I don’t know” to) any statement made by such person(s) or even offer a “no comment”. Your failure to strictly comply with this policy could adversely affect the Company and result in your immediate dismissal.

Preserve Confidentiality

          In light of the severe consequences of improperly disclosing material non-public information, you should take every reasonable step to preserve the confidentiality of such information. For example:

          Do not discuss confidential matters in elevators, hallways, airplanes, taxicabs, restaurants or other public places where they can be overheard.

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          Do not gossip or engage in speculation concerning the Company and its securities (including mergers and acquisitions, and other extraordinary events).

          Do not read confidential documents in public places or leave them where they can be viewed by others.

          Do not carry confidential documents in an exposed manner when outside of the office.

          Be cautious when conducting conversations on speaker phones and on cellular phones in public places, including cars and airplanes.

          The above list is not exhaustive, but merely suggestive. Each director, officer and employee of the Company has the responsibility of taking whatever reasonable steps as are necessary in order to preserve the confidentiality of material non-public information in his/her possession.

Further Assistance

          For further guidance or information about the foregoing policies, contact the Company’s Chief Executive Officer. Also, should you become aware that any director, officer, employee or significant stockholder is violating, or is about to violate this Policy Statement, you must report it immediately to such persons who have been designated by the Board of Directors, from time to time, to receive such reports, as posted on the Company’s website.

Acknowledgement

          Each director, officer, employee and consultant is required to acknowledge their understanding of and intended compliance with this Policy Statement by executing and dating this Statement where indicated below. Additionally, such persons will be required to reacknowledge such understanding and intended compliance on a regular basis in the future.

(Signature of Director,
Officer, Employee or Consultant)

Dated: __________________, 2004

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Exhibit 3

Crediplay
Customer Support &
Reporting System

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1. Getting Started

The Crediplay Customer Support and Reporting system allows administrators of the Crediplay system to generate management reports on a number of different aspects of the system, including traffic, deposits, and games played. In addition it provides an interface for the easy modification of player information and account balances.

Upon first access to the system, you will be required to log in. The user name and password required to access the system will have been provided to you by a system administrator. Depending on the permissions granted to you by your administrator, you may not have rights to access all sections of the system.

After you log in you will get a screen that both the section navigation bar and the subsection navigation menu. The system is broken into sections, each containing tools and information related to the topic of that section.

The section navigation bar, displayed above, allows you to move between each section. To switch to a different section, simply click on the name of that section. When you select a new section, the subsection menu, displayed below, will change to reflect the topics available in the new section.

The subsection menu, allows you to choose a different topic from within each section. To select a topic, just click on the name of that topic, and the main screen will display information specific to using that topic within the system.

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2. Administration

The Administration (‘admin’ on the navigation bar) section offers options for configuring the Crediplay system. It contains tools for adding or altering users of the system, game titles and their status and active portals. If you are unable to access this section of the system, you do not have sufficient rights. Contact you administrator if you need access to this section of the system.

Games

The “Games” subtopic in this section allows you to add, modify, or delete game titles within the Crediplay system. A Game Title in this aspect refers to an actual game that can be played on the Crediplay site. It also refers to any games that may be awaiting approval, or currently being tested within the system.

When you click on “Games” from the subtopic menu, the screen will display a list of the game titles currently supported by the Crediplay system. At the very bottom of this list is an “add” button.

Clicking on the “edit” link beside a title, or the “add” button brings up the following screen:

If you clicked “edit” beside one of the list entries, this screen will be filled with the details of the game you selected, for adding new games, all the fields will be empty.

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The following list describes the purpose of each field:

Name	–	The name of the game as it should be displayed with in the system.

Description	–	A short description of the game.

Company	–	the Company that owns this game. This list is populated with the portals currently registered with Crediplay. All game developers should be registered as portals.

AccountID	–	This is a system assigned field, and cannot be modified.

Version	–	The current version of this game running on the site.

Team Play	–	If checked, this game allows teams of players to compete against each other. If it is not checked, single players compete.

Ties	–	If checked this game allows players to finish in a tie game.

HighestWins	–	If checked the highest score in the game wins, otherwise it is the lowest score wins.

Status	–	The four options Development, Alpha, Beta and Approved define the stage the game is at in the approval process.

Key Length	–	Size of the encryption key in characters.

Key	–	The encryption key used to encode client/server communications.

To save your changes to this screen, click on the “Modify” button.

Clicking on the “delete” button, or the “delete” link to the right of a title on the previous screen, will remove the title PERMANENTLY from the system. Be very sure this is what you want to do before attempting this.

Portals

When you click on “Portals” from the subtopic menu, the screen will display a list of the Portals currently registered within the Crediplay system. At the very bottom of this list is an “add” button.

Portals are companies or individuals registered in the Crediplay system as resellers, traffic providers or game developers.

Clicking on the “edit” link beside a portal, or the “add” button brings up the following screen:

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If you clicked “edit” beside one of the list entries, this screen will be filled with the details of the Portal you selected, for adding new Portals, all the fields will be empty. The Portal, MemberID and AccountID fields located at the top of the screen are system assigned fields, and cannot be modified.

Once you have completed any changes required, click the “Modify” button to save your changes.

Clicking on the “delete” button, or the “delete” link to the right of a title will remove the title PERMANENTLY from the system. Be very sure this is what you want to do before attempting this.

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Payout Schemas

Clicking on “Payout Schemas” from the subtopic menu displays a list of the currently supported payout breakdowns within the Crediplay system. At the very bottom of this list is an “add” button.

Payout Schemas are templates that control how prize pools are divided amongst the winners of games played in the Crediplay System.

Clicking on the “edit” link beside a payout, or the “add” button brings up the following screen:

If you clicked “edit” beside one of the list entries, this screen will be filled with the details of the Payout Schema you selected, for adding new schemas, all the fields will be empty.

First you should enter or modify the “Number of Winners” field to represent the number of people who should receive a portion of the prize pool under this payout schema and click the “Modify” button.

In the next section, add or modify the percentage of the prize pool that gets paid to the winning players. “Standing” represents what place a player finished in, and “Percentage” is what percentage of the prize pool he will win.

For example, if you wanted to have tournaments where the 1st place player got 75% of the pool and the 2nd place player got 25%, you would set “Number of Winners” to 2 and put in a Standing of 1 with a Percentage of 75 and a Standing of 2 with a Percentage of 25.

Each time you add or modify a Standing/Percentage pair, click the “Modify” button. If you are adding new standings, a new blank entry will appear at the bottom of the list, below your latest entry, after you press the “Modify” button.

To remove a Standing, click the “Delete Entry” link to the right.

Clicking on the “delete” button in the “Number of Winners” section, at the bottom of the Standings list, or the “delete” link to the right of a schema in the list of schemas will

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remove the schema PERMANENTLY from the system. Be very sure this is what you want to do before attempting this.

Quick Games

Clicking on “Quick Games” from the subtopic menu displays a list of the currently supported game titles within the Crediplay system. At the very bottom of this list is an “add” button.

This section controls the layout of the tournament list for each game running in the Crediplay system.

Clicking on the “edit” link beside a game title displays a list of the tournament definitions on file for this game title. This list is sorted in the following order: Active Practice, Deactivated Practice, Active Cash, Deactivated Cash. At the very bottom of this list is a blank definition box for adding new definitions:

The “add” button at the bottom of the game title list is a “quick add” feature that brings up just this box, but adds a “game title” drop down box. An existing definition has a title that shows if it is cash or practice, the unique id assigned to it, and the active/deactive status of the definition, as well as adding a “delete” button.

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The descriptions of the fields in this box are:

Entrance Fee	– The amount of money deducted from the players that will be added to the prize pool.
NMF	– The amount of money deducted from the players that is charged as an administration fee.
Players Per Game	– The number of players who will participate in this tournament
Status	– Active or Deactive. Only active definition show up when playing the game.
Payouts	– The current payout schema assigned to this tournament for the distribution of the prize pool.

Practice definitions have an NMF of 0. If you modify the NMF of a practice definition to something other than 0, it will become a Cash definition, and vice versa. When first adding a definition, you cannot add an NMF amount. If you wish to create a cash definition, you must first add the definition, and then modify the NMF later.

Clicking on the “delete” button in a definition will remove the definition

PERMANENTLY from the system. Be very sure this is what you want to do before attempting this.

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QGMail

The QG Mail topic controls the content of the emails sent out to players at the completion of a tournament.

Clicking on QG Mail in the subsection menu displays two screens, one for cash games, the other for Practice.

From	– The “From” email address to appear in the email.
ReplyTo	– The email address to which replies should be sent.
Type	– The content type of the email, currently only supports text and html.
Charset	– The character encoding of the email. iso-8859-1 is the only character set supported at this time.
Subject	– The subject as it should appear in the email.
Body	– The body of the email.

At the bottom of the page is a list of tags that can be used in the Subject and body fields. These tags will be replaced with the user or game information requested at the time the email is sent.

If “text/html” is chosen for the Type field, the email can contain HTML tags within the body. Be aware, however, that not all HTML markup tags are supported by email clients.

When you have finished making changes to the email fields, click the “edit” button to save your changes. Note that there is a separate “edit” field for both the Cash and Practice email forms.

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Montior

The monitor section displays the current running status of the active game servers. When you click on the Monitor subsection a list of game titles is displayed.

To the right of the game title is a color coded status, with green indicating that the game server is currently running, yellow that no game server is present and red that the game server should be running, but is not.

Next, the name of the game is displayed, followed by a brief description of the status.

The HUP box displays a “hup” button for active game servers. Clicking this button will restart the game server. This should only be done when required to reload new tournament definitions.

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Users

The users sub-section allows administrators to add new users or modify existing users within the system. Clicking on “Users” in the sub-section menu displays a list of active users in the system.

To add a new user to the system type in a login name in the box provided at the end of this list and click the “add” button.

Clicking on the “delete” link next to a user permanently removes the user from the system.

Adding a user or clicking on the edit link beside an existing user bring up the following screen:

The “Sections” set of check-boxes, controls which section of the system this user is allowed to access.

When you have finished making any required changes, you can click on the “Modify” button to save your changes.

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3. Player

The player section offers detailed information on individual members in the Crediplay system and about tournaments that they have participated in.

Player Search

Clicking on the Player Search sub-section displays a screen where you can enter information for locating a player within the system.

With the exception of The MemberID and Games Played fields, which require exact numbers, you can enter in a portion of the text to find, and the system will return all entries that contain that text.

For example, if you enter in “seeker” the record containing the email address theseeker25@hotmail.com would be returned in the results.

To search for a record, enter in as much information as you know about the record you are seeking, and click on the “Search!” button.

Entries that match your search will appear in a list below the search box:

From this list, clicking on the email address will open up a new email message in your email client, addressed to that user.

“Quick” displays a quick summary of the user’s current activity within the Crediplay system.

“Edit” will display the full details of the users account.

“Transactions” displays a complete list of system transactions associated with this user. “Tournaments” displays a complete list of tournaments the player has participated in. “DELETE” will permanently delete the record from the system.

Each of the “quick”, “edit”, and “transaction” screens displays the following navigational box

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The first section of this box displays the Login Name, Screen Name, and email address of the user, followed by the users Member ID in brackets. Clicking on this line will create a new email addressed to this user. To the right of this information are quick links to the other sections of the users information.

The “quick” screen contains information such as how much money the user has deposited, how many games he has played, and his current winning percentage:

You can limit the range of time this report covers by adjusting the date and timespan pull down boxes located at the top of this box, and clicking the submit button.

The “edit” screen contains name, address and credit card information for the user:

In this portion, the MemberID field is a system assigned field and cannot be modified.

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For the following fields, AD ID is a protected field and cannot be modified. If the Spam check-box is selected, the Crediplay system will send the user emails on tournament scores, as well as promotion offers.

If the Status box is unchecked in this screen, the users account will be deactivated, suspending him for using the system.

To save changes to this information, click on the “edit” button located on the bottom of the last section sown above. To delete this user, click on the “delete” button.

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The next section will display the user’s current credit cards, if they exist on file, as well as an area to add a new card to his file. There is also an additional comments box at the bottom.

The user’s active credit card will have a status of “1”, while inactive cards have a status of “0”. A user can only have one card active at any one time.

To save changes to the credit card information, click on the “cedit” button.

The “Transactions” screen contains a total list of the transactions associated with this user.

The first section of this screen contains a list of pages numbers that can be used to jump quickly to a different section of the transactions list.

Following that will be the detailed information on the transactions contained on the currently selected page. The list is divided into sections for each account type

Each transaction entry displays the date and time of the transaction, if it is a debit or credit, the type of transaction, the users balance prior to the transaction, a brief comment on the transaction and the unique transaction id.

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In addition, if the transaction relates to a game, details on the game will be provided. Clicking on the service id will take you to the Tournament view sub-section, to provide the details of the tournament.

At the bottom of the transaction list are legends explaining Account Types and Transaction Codes.

You can add a new transaction for this user into the system at this stage using the “Add financial adjustment” tool

Specify the Transaction type, amount, account type and an optional comment, and press the enter button to add the transaction. Entering the transaction will adjust the users account balance accordingly. All figures should be entered in dollars and cents with account debits preceded with a minus sign. For example to add a promo deposit of $20 enter in a code of PRD, amount of 20.00 and Type of 102. To add a promo reversal of $20 enter in a code of PRR, amount of -20.00 and a type of 102.

The “Tournaments” section contains a complete list of tournaments that the user has participated in.

The first section of this screen contains a list of pages numbers that can be used to jump quickly to a different section of the tournament list.

Following that will be the detailed information on the tournaments contained on the currently selected page

The game name, tournament ID, entrance fee, maintenance fee, number of players, payout value and the time of the last change to the tournament appears along the top of the screen followed by a list of the participating players and their score. At the bottom is a list of the transactions associated with this tournament.

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Tournament View

The tournament view sub-section allows you to quickly view all the details surrounding a particular tournament.

To begin, enter in the unique id of the tournament you wish to view and click on the “Search!” button. To view the results of a quick game, as opposed to a tournament, check the “quick” check-box.

The results will display the Tournament Name/Game Title, Tournament/Game ID, Entrance Fee, NMF, Number of Players, Payout, and the date and time of last change.

Below this will follow the players scores, and a listing of the transactions associated with the tournament.

Quick View

The quick view subsection allows you to quickly jump to the Player Search “edit” screen if you already have the players Member ID.

Please refer to the Player Search portion of this guide for more information on this section.

4. Financial

The Financial section provides access to reports on various financial aspects of the Crediplay system, including deposit, withdrawal, and transaction reports. It also contains information on traffic to the site and portal performance.

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Deposits

Clicking on the “Deposits” sub-section will give you a box that will allow you to define the parameters of your report:

“Start Date” and “End Date” allow you to define the date range that will be included in the report.

The “Portal” drop down box allows you to limit the report to view the performance of a particular portal.

The “Status” box allows you to narrow the search to just view approved or reversed deposit transactions.

Checking the “Sort by ad” box, will result in a report that gives a sum total of deposits for each ad campaign.

If you enter a number in MemberID field, the report will be limited to deposit transactions for just that player. This option will cause the report to disregard all other reporting options.

The resulting report will be grouped by deposit type and contain all the details on the transaction along with details on the portal and ad that brought the customer into the Crediplay system. At the bottom of each group of deposits will be a total of all the deposits within that group.

The “Sort by ad” report display a summary of deposits by each ad id, and also displays a summary of deposits by portal id. At the bottom of this report is a legend describing each ad in the Crediplay system.

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Withdrawls

Clicking on the “Withdrawls” sub-section will give you a box that will allow you to define the parameters of your report:

“Start Date” and “End Date” allow you to define the date range that will be included in the report.

The “Portal” drop down box allows you to limit the report to view the performance of a particular portal.

The “Status” box allows you to narrow the search to just view paid, unpaid, approved or reversed withdrawal transactions.

If you enter a number in MemberID field, the report will be limited to withdrawal transactions for just that player. This option will cause the report to disregard all other reporting options.

The resulting report will be grouped by the withdrawal type and contains detailed information on the transaction, along with the approval status and user making the request.

At the bottom of each group is a sum total of all withdrawal for that group.

Transactions

The “Transactions” sub-section, allows you to generate reports from the raw transaction data contained within the Crediplay system.

Clicking on this sub-section will display a box that allows you to define the parameters of your report:

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“Date” and “Timespan” allow you to control the starting point and date range of the report.

The “Portal” drop down box allows you to limit the report to just one portal to gauge performance.

Checking the “SUM” box will change the report to show only a summary total for each type of transaction.

The “Transaction Code” drop down box allows you to limit the report to a single transaction type.

Checking the “Printer Ready” check-box displays the results in a format that is printer friendly.

The “Graph” checkbox displays the results in a bar chart graph.

When the “CSV” option is selected, the results will be downloaded to your computer in a spreadsheet friendly format.

The result of the report will display the time of the transaction, user transaction id, amount and comments. If the “SUM” checkbox was selected, each transaction type will be listed, with a summary of the transaction amounts.

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Portals

The “Portals” sub-section allows you to generate reports on portal performance and revenue sharing.

Clicking on this sub-topic displays the following box to help you define the terms of the report:

The “Portal” drop down box allows you to limit the report to just one portal to gauge performance.

“Month” allows you to select which month you would like to see a report for.

Checking the “Printer Ready” check-box displays the results in a format that is printer friendly.

The “Graph” checkbox displays the results in a bar chart graph.

When the “CSV” option is selected, the results will be downloaded to your computer in a spreadsheet friendly format.

The resulting report displays information about the portal, how much it collected in NMF’s and what amount of the revenue generated will be paid out.

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5. Traffic

The Traffic section allows you to generate reports on topic such as new player signups, game popularity, and top winners.

Traffic

The Traffic sub-section allows you to generate reports on the amount of players participating in tournaments for a given time range.

When you select the “Traffic” sub-section, a search box is displayed to help you narrow the report to view the information you want to see:

The “Game Title” drop down box allows you to limit the report to a single game title.

The “Portal” drop down limits the result to just a single portal.

The “Date” and “Timespan” boxes limit the report to a specific time range.

Checking the “Printer Ready” check-box displays the results in a format that is printer friendly.

The “Graph” checkbox displays the results in a bar chart graph.

When the “CSV” option is selected, the results will be downloaded to your computer in a spreadsheet friendly format.

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The traffic report shows data on the number of complete and incomplete games, as well as the number of participants and unique winners.

QGames

The “QGames” sub-section allows you to generate reports on the traffic generated by Quick Games.

When this sub-section is selected, a search box is displayed to help you narrow your report:

The “Date” and “Timespan” boxes limit the report to a specific time range.

The “Portal” drop down limits the result to just a single portal.

The “Quick Game” drop down box allows you to limit the report to a single game title.

Checking the “Printer Ready” check-box displays the results in a format that is printer friendly.

The “Graph” checkbox displays the results in a bar chart graph.

When the “CSV” option is selected, the results will be downloaded to your computer in a spreadsheet friendly format.

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Each line of the resulting report displays the game title, number of practice and cash games played, number of players participating, and the amount of fees generated by the game during the selected time period.

Winners

The winners sub-section allows you to generate a report of the top ten winners in a given time range.

Clicking on this sub-section displays a search box to help narrow your report:

The “Date” and “Timespan” boxes limit the report to a specific time range.

The “Winners for all time” checkbox causes the report to ignore the date range and display the top ten winners in all of Crediplay’s history.

Checking the “Printer Ready” check-box displays the results in a format that is printer friendly.

The “Graph” checkbox displays the results in a bar chart graph.

When the “CSV” option is selected, the results will be downloaded to your computer in a spreadsheet friendly format.

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The resulting report displays the login name and location of the player, along with the number of games played and won, winning percentage and total amount won.

Signups

The “Signups” sub-section allows you to generate reports on the amount of new signups occurring in a given time range

When this sub-section is selected, a search box is displayed to help you narrow your report:

The “Date” and “Timespan” boxes limit the report to a specific time range.

The “Portal” drop down limits the result to just a single portal.

Checking the “Printer Ready” check-box displays the results in a format that is printer friendly.

The “Graph” checkbox displays the results in a bar chart graph.

When the “CSV” option is selected, the results will be downloaded to your computer in a spreadsheet friendly format.

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The resulting report displays a list of signups for each day, separated by portal. Included below this is a report showing the signups for each day, separated by ad id.

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6. Monitor

The monitor section is very similar to Player Search area, but displays the player information for a different purpose. This section allows you to track a user’s recent activity to identify unusual behavior.

Clicking on this section brings up a search box that allows you to find a particular player within the system.

With the exception of the MemberID field, which requires an exact number, you can enter in a portion of the text to find, and the system will return all entries that contain that text.

For example, if you enter in “seeker” into the Email field, the record containing the email address theseeker25@hotmail.com would be returned in the results.

To search for a record, enter in as much information as you know about the record you are seeking, and click on the “Search!” button.

Entries that match your search will appear in a list below the search box:

Clicking on the players email in the resulting list will open up a new email message addressed to that player.

Clicking on “View” will bring up a screen containing detailed information about the players current system activity.

You can adjust the scope of this report using the Date Range search bar:

Select the date and timespan you wish to include in the report, and click on submit to redefine the date range of the report.

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The resulting system activity report allows you get a quick feel for a users performance over the specified timeframe. Included below this report is a listing of the users account balance changes over the specified timeframe.

You can add a new transaction for this user into the system at this stage using the “Add financial adjustment” tool

Specify the Transaction type, amount, account type and an optional comment, and press the enter button to add the transaction. Entering the transaction will adjust the users account balance accordingly. All figures should be entered in dollars and cents with account debits preceded with a minus sign. For example to add a promo deposit of $20 enter in a code of PRD, amount of 20.00 and Type of 102. To add a promo reversal of $20 enter in a code of PRR, amount of -20.00 and a type of 102.

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Exhibit 4

          Mr. Mitch White, Chairman and CEO, Vancouver, B.C., Canada

MITCH WHITE was appointed to his positions on February 14, 2001. Mr. White devotes his time on an as needed basis, which he expects to be approximately 120 hours per month. During the calendar year ended December 31, 2003, Mr. White dedicated approximately 75% of his time to the business of operating our company. Mr. White is a director and officer of CYOP Systems International Inc.

From March, 1995 to June, 1998, Mr. Mitch White held the position of Chairman of the Board of Directors of Starnet Systems International which is a publicly traded reporting company quoted on the NASD OTC Bulletin Board under the symbol "WGMGY" and on the AIM market in London, England. Starnet Systems developed and implemented computer software designed to process online casino transactions in those jurisdictions in which online gaming is permitted. From June 1998 until the present, Mr. White has been principally engaged in the founding, funding and development of Moshpit Entertainment and its pay for play electronic transactional platform Mr. White possesses 15 years of experience in sales, marketing and management in the high technology and entertainment industries.

Michael Ozerkevich is one of the founding partners of emc partners, a management consulting company with clients in Canada, the United States, Europe and the Caribbean, Mr. Ozerkevich has acquired a very large and impressive international client base. Mr. Ozerkevich also has many years experience including being a Deputy Minister for the Government of Alberta, a partner in Price Waterhouse (Now PricewaterhouseCoopers), and the author of many publications and reports.

Randy Peterson, a retired police detective, has a distinguished reputation and is also a judicially recognized gaming expert. As a highly respected member of the gaming community, he is also the inventor of a number of games including skill-bingo and skill-poker. Mr. Peterson will assist the Company on developing its entry into new product launches, providing solutions for technical issues relating to current research and development, and identifying commercial opportunities for the creation of strategic partnerships.

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